Registration No. __________

      As filed with the Securities and Exchange Commission on May 31, 2001

 ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8

                             Registration Statement

                                      Under

                           The Securities Act of 1933

                              PATHMARK STORES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                  DELAWARE                                    22-2879612
      --------------------------------------             --------------------
         (State or other jurisdiction of                    (IRS Employer
          incorporation or organization)                  Identification No.)

      200 MILIK STREET, CARTERET, NEW JERSEY                     07008
      ---------------------------------------                ------------
      (Address of Principal Executive Offices)                (Zip Code)

                              Pathmark Stores, Inc.
                             Monthly Investment Plan
                            ------------------------
                            (Full title of the plan)

                             Marc A. Strassler, Esq.
              Senior Vice President, Secretary and General Counsel
           Pathmark Stores, Inc., 200 Milik Street, Carteret, NJ 07008
                                 (732) 499-3000
           -----------------------------------------------------------
            (Name, address and telephone number of agent for service)




                         CALCULATION OF REGISTRATION FEE

         Title of
        Securities                 Amount              Proposed Maximum               Proposed                Amount of
          to be                     to be               Offering Price            Maximum Aggregate          Registration
        Registered               Registered<F1>           Per Share<F2>            Offering Price<F2>             Fee
--------------------------- ---------------------- -------------------------- -------------------------- ---------------------
      Common Stock,
        par value              200,000 shares               $21.95                   $4,390,000                 $1,098
     $0.01 per share
--------------------------- ---------------------- -------------------------- -------------------------- ---------------------
                                                                                        (see footnotes on following page)


FOOTNOTES
---------

<F1>
This Registration Statement also relates to such indeterminate number of additional shares as may be issuable pursuant to stock splits, stock dividends, or similar transactions.

<F2>
The proposed maximum offering price per share of Common Stock and the proposed maximum aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The registration fee is based on a price of $21.95 which is the average of the high and low sales prices of the Common Stock reported on the Nasdaq National Market on May 24, 2001.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT




Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

            The following document filed by Pathmark Stores, Inc. (the "Company") with the Securities Exchange Commission is incorporated herein by reference:

        the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequent statement incorporated by reference herein modifies or supersedes such statement.


Item 4.  DESCRIPTION OF SECURITIES

            Not applicable.


Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

            Not applicable.


Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

            (a) Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations such as the Company are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

            (b) Article 9 of the Company's Amended and Restated Certificate of Incorporation and Article 8 of the Company's Amended and Restated By-Laws, each provide for the indemnification of each director and officer of the Company against liabilities and expenses (including legal fees) arising from any threatened, pending or contemplated legal proceeding to which he or she may be a party or with which he or she may become involved by reason of being or having been an officer or director of the Company; provided that such officer or director acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Company will not, however, indemnify such director or officer if he or she is adjudged to be liable to the Company with respect to such matter, unless and to the extent that such a court determines that such person is fairly and reasonably entitled to such expenses.

            Such indemnification will only be made upon a determination by a majority vote of disinterested directors, by the stockholders or, in certain circumstances, by independent legal counsel in a written opinion that indemnification is proper under the circumstances because such person has satisfied the applicable standard of conduct. The Company may make such payment of expenses (including legal fees) in advance of the final disposition of such legal proceeding; provided that the director or officer delivers an undertaking to repay such amount if he or she is ultimately found not to be entitled to indemnification by the Company. The Company may also purchase and maintain insurance policies under which such individuals would be insured against liabilities resulting from their conduct when acting in their capacities on behalf of the Company.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

            Not applicable.


Item 8.  EXHIBITS

            See Exhibit Index following signature page.


Item 9.  UNDERTAKINGS

(a)   The Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


            THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carteret, State of New Jersey, on this 25th day of May, 2001.

                                            PATHMARK STORES, INC.



                                            By: /s/ Marc A. Strassler
                                                --------------------------------
                                                Marc A. Strassler, Esq.
                                                Senior Vice President, Secretary
                                                and General Counsel



            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 25th day of May, 2001.


SIGNATURE                                               CAPACITY



                                           Director, Chairman of the Board,
         /s/ James L. Donald               President and Chief Executive Officer
--------------------------------------     (Principal Executive Officer)
            James L. Donald



                                           Director, Executive Vice President
        /s/ Frank G. Vitrano               and Chief Financial Officer
--------------------------------------     (Principal Financial Officer)
            Frank G. Vitrano



           William J. Begley*              Director
--------------------------------------
           William J. Begley

SIGNATURE                                               CAPACITY



          Daniel H. Fitzgerald*            Director
--------------------------------------
          Daniel H. Fitzgerald



           Eugene M. Freedman*             Director
--------------------------------------
           Eugene M. Freedman



            Robert G. Miller*              Director
--------------------------------------
            Robert G. Miller



            Steven L. Volla*               Director
 --------------------------------------
            Steven L. Volla



       /s/ Joseph Adelhardt                Senior Vice President and Controller
 --------------------------------------    (Principal Accounting Officer)
           Joseph Adelhardt




*  By:  /s/ Marc. A. Strassler         ,
        -------------------------------
        as authorized by Power of
        Attorney filed as Exhibit 24.1
        to this Registration Statement

                                 EXHIBIT INDEX



NUMBER            DESCRIPTION                                METHOD OF FILING
------            -----------                                ----------------
4.1               Amended and Restated Certificate of        Filed as Exhibit 3.1 to the Company's
                  Incorporation of the Company               Registration Statement on Form S-1/A (No.
                                                             333-46882) filed October 19, 2000

4.2               Amended and Restated                       Filed as Exhibit 3.2 to the Company's
                  By-Laws of the Company                     Registration Statement on Form S-1/A (No.
                                                             333-46882) filed October 19, 2000

4.3               Pathmark Stores, Inc. Monthly              Filed herewith
                  Investment Plan

5.1               Legal Opinion                              Not applicable because all shares will be
                                                             purchased on the open market

23.1              Consent of Deloitte & Touche LLP           Filed herewith

24.1              Powers of Attorney                         Filed herewith
